EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

                                October 22, 2002

                             CONTACTS: (Media) Marybeth Thorsgaard  763-764-6364
                                            (Analysts) Kris Wenker  763-764-2607


              GENERAL MILLS ANNOUNCES $1.35 BILLION DEBENTURE ISSUE

      TRANSACTION INCLUDES PURCHASE BY GENERAL MILLS OF A THREE-YEAR CALL
                   OPTION FROM DIAGEO ON GENERAL MILLS SHARES



         MINNEAPOLIS, MINN.---General Mills, Inc. (NYSE: GIS) today announced plans to raise approximately $1.35 billion through issuance of 20-year maturity zero coupon convertible debentures. The company intends to grant the initial purchasers an option to purchase approximately an additional $150 million of convertible debentures. Proceeds will be used to repay existing commercial paper. The zero coupon debentures will be convertible into shares of General Mills' stock. The company also plans to simultaneously purchase a three-year call option from Diageo (NYSE: DEO) on General Mills' common stock Diageo currently owns. The shares underlying the call option will equal the number of shares issuable upon conversion of the convertible debentures. The strike price of the call option will be equal to the initial conversion price of the debentures. The purpose of this call option is to offset any dilution to General Mills' shareholders from future conversion of the debentures.


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     Under agreements with General Mills, Diageo is restricted from selling any of its shares until July 1, 2003, subject to certain limited exceptions. In addition, the shares underlying the call option will be subject to a lock up until its exercise or expiration in October 2005. General Mills' October 2001 purchase from Diageo of the Pillsbury businesses includes a contingent purchase price adjustment that may require payment to Diageo on April 30, 2003, depending on the General Mills' stock price and the number of General Mills' shares that Diageo continues to hold on that date. Since Diageo retains ownership of the shares subject to the call option announced today, they retain the contingent value rights associated with those shares.

     The securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the securities may not be sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offer of the securities will be made only by means of a private offering memorandum.



This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 that are based on managements' current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. In particular, the completion of the convertible debenture offering is subject to receiving acceptable pricing terms, execution of definitive documents, and the successful placement of the debentures. General Mills undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances.


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